UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): January 9, 2017

RESEARCH FRONTIERS INCORPORATED
(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

DELAWARE	1-9399	11 -2103466
(STATE OR OTHER JURISDICTION	(COMMISSION	(IRS EMPLOYER
OF INCORPORATION)	FILE NUMBER)	IDENTIFICATION NO.)

240 CROSSWAYS PARK DRIVE
WOODBURY, NEW YORK 11797-2033
(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES AND ZIP CODE)

REGISTRANT’S TELEPHONE NUMBER, INCLUDING AREA CODE: (516) 364-1902

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure

Las Vegas, Nevada and Detroit, Michigan. January 9, 2017 – The bold and innovative ways that the automotive industry is using patented SPD-SmartGlass by Research Frontiers (Nasdaq: REFR) was shown this past week at the Consumer Electronics Show (CES) in Las Vegas and the North American International Auto Show in Detroit. SPD-SmartGlass technology allows you to instantly change the tint of glass automatically or at the touch of a button in your car, home, office or smart phone.

Over five years ago, Mercedes showed that SPD-SmartGlass can be practical, functional, elegant, reliable, and fun with the industry-first introduction into serial production of the MAGIC SKY CONTROL panoramic roof using SPD-SmartGlass technology on the newly designed SLK roadster. Since then Mercedes has put this on five additional redesigned car models: their SL roadster in 2012, the S-Class Coupe in 2014, the S-Class Maybach in 2015, and their flagship S-Class Sedan in 2016.

Now, Corning Inc. has taken a dramatic step forward towards bringing to real life the advanced use of glass first introduced by Corning in their “A Day Made of Glass” video series which has been viewed over 30 million times. At the 2017 Consumer Electronics Show, Corning introduced a concept car that features an SPD-SmartGlass panoramic roof and rear glass. This remarkable large roof and curved rear glass is made using SPD-SmartGlass light-control film laminated between Corning’s Gorilla® Glass, a special chemically-strengthened thin and lightweight glass.

Last year at the Consumer Electronics Show, Continental Corporation, one of the world’s top five automotive suppliers, debuted its “Intelligent Glass Control” system on a demonstration vehicle at a special event at the CES. This vehicle, a Ford Mondeo station wagon, uses Research Frontiers’ patented SPD-SmartGlass technology to enable the glass in all eleven side and rear windows and in the top sunvisor portion of the windshield to change its transparency and darken instantly through electronic control signals. This increases passenger comfort, energy efficiency, safety and security. This year Continental presented at CES an even more advanced vehicle with enhanced and more sophisticated electronics, glass and sensors.

Continental indicated that its Intelligent Glass Control system increases passenger comfort and lowers CO2 emissions by keeping the interior of the vehicle cooler. As a result, smaller, more efficient and lighter air conditioning units could be used. Calculations showed a reduction in CO2 emissions of four grams per kilometer. Continental also estimates that their Intelligent Glass Control system can increase the driving range of electric vehicles by 5.5%. When compared to conventional automotive glass, Mercedes-Benz reported that the use of SPD-SmartGlass significantly reduces the temperature inside the vehicle by up to 18ºF/10ºC.

Continental also highlighted the safety benefits of its Intelligent Glass Control system in typical driving situations such as when the sun is low on the horizon. Normally the driver’s hand instinctively goes from the steering wheel to the sun visor, resulting in both impaired visibility and a brief decrease in control of the vehicle. Continental’s Intelligent Glass Control system can detect this in advance and darken the car windows automatically before the event even occurs.

Continental’s Intelligent Glass Control system also enhances security and privacy. For example, when the vehicle is parked, the windows darken automatically so the inside of the vehicle cannot be seen from the outside. This also protects the interior of vehicles and their occupants from heat, light and UV radiation.

Joseph M. Harary, President and CEO of Research Frontiers, the company which invented SPD-SmartGlass technology and has licensed it throughout the world for use in the automotive, aircraft, architectural, marine and museum industries noted: “This year the content of both the Consumer Electronics Show and the Detroit Auto Show demonstrates how far cars have evolved. Cars are no longer just means of transportation, but have become more and more an extension of the driver and passengers inside them. SPD-SmartGlass technology has become a major part of enhancing the driver and passenger experience through its safety, comfort and energy-saving benefits. And the benefits of SPD-SmartGlass technology will become even more important as cars become more connected, and the more prevalent electric and self-driving vehicles become.”

Details are noted in the press release attached as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference. The Research Frontiers press release is also available on the Company’s website at www.SmartGlass.com and at various other places on the internet.

This report and the press releases referred to herein may include statements that may constitute “forward-looking” statements as referenced in the Private Securities Litigation Reform Act of 1995. Those statements usually contain words such as “believe”, “estimate”, “project”, “intend”, “expect”, or similar expressions. Any forward-looking statements are made by the Company in good faith, pursuant to the safe-harbor provisions of the Act. These forward-looking statements reflect management’s current views and projections regarding economic conditions, industry environments and Company performance. Factors, which could significantly change results, include but are not limited to: sales performance, expense levels, competitive activity, interest rates, changes in the Company’s financial condition and several business factors. Additional information regarding these and other factors may be included in the Company’s quarterly 10-Q and 10K filings and other public documents, copies of which are available from the Company on request. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this report.

The information in this Form 8-K or the press release reproduced herein shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall they be deemed incorporated by reference in any filing under the Securities Act of 1933, except as shall be expressly set forth by specific reference in such filing.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits.

99.1	Research Frontiers Press Release dated January 9, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RESEARCH FRONTIERS INCORPORATED

	By:	/s/ Seth L. Van Voorhees
	Name:	Seth L. Van Voorhees
	Title:	CFO and VP, Business Development

Dated: January 10, 2017